UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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E. I. du Pont de Nemours and Company
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LETTER FROM CEO ELLEN KULLMAN May 5, 2015 Dear Fellow Shareholder, With this year’s Annual Meeting just one week away, I wanted to share my personal perspective on why this is such a pivotal moment for DuPont—and why your vote is so important. After 27 years at DuPont and six with the extraordinary privilege of serving as its leader, I still marvel at our ability to find novel ways of connecting science to the marketplace—helping customers develop solutions to deeply complex problems through the unique science and engineering capabilities that only DuPont can bring to bear.  In doing so, we increase the value of your Company and fulfill our responsibility to you, our owners. Making this happen demands an unyielding focus on our value drivers—the ingrained cost discipline that increases returns, combined with strategic decision making and successful portfolio management that delivers value to shareholders now, while securing the future of new solutions and outcomes that we expect from science-driven innovation. Over the six years of my tenure as Chair and CEO, we have taken significant action to further that objective.  We have dramatically reshaped and retooled our Company to ensure we can solve for the needs of the world’s growing population during a new age of resource scarcity—and can translate that directly into compelling and sustainable value for shareholders. This program of change has taken direct aim at DuPont’s productivity and shifted the portfolio to center on the highest-potential opportunities where DuPont’s science and engineering can deliver the greatest value.  We have already driven more than $2 billion of cost productivity and expect to deliver additional annual run-rate savings of at least $1.3 billion by the end of 2017.  We divested Performance Coatings and initiated the separation of Performance Chemicals, now known as Chemours, as well as acquired Danisco and Pannar Seed to further strengthen our offerings in enzymes and across the agriculture-to-food value chain—to name a few of the most significant moves.  While driving these changes, we also returned more than $14 billion to our shareholders. While we have more to do, our progress is unquestionable and began long before Trian’s investment.  Over the past six years, our ongoing business has generated 19% compound annual growth rate (CAGR) in adjusted operating earnings per share and 6% revenue growth.  These results are reflected in the total shareholder return of 266% we delivered during the same period. Your Board, composed of world-class directors with the expertise to oversee a global science company like DuPont, plays an active role in this transformation process.  The Board, together with management, embraces constructive change.   Consistent with our approach to skills-based board building, we recently added Ed Breen and Jim Gallogly specifically because of their exceptional combination of operating experience and track records of value creation through portfolio transformation and vigorous cost reduction. They are committed to bringing their operational expertise to the already strong Board as we continue driving improvement across the Company.  You can count on all of your outstanding directors to continue to evaluate our rapidly changing Company and deliver superior value. We know we have more work to do.  Ongoing portfolio change, operating model redesign, targeted R&D investment and a focus on productivity are driving the next phase of significant profitable growth as the next generation DuPont fully emerges. At this critical time, while we are working on multiple fronts to continue our positive momentum and our leaders must stay focused on execution, Trian has launched its campaign against DuPont to break up the Company and increase both risk and leverage.  They have attacked our R&D with no basis of experience and clearly do not understand how it delivers value and contributes to both improving margins and growth.  They have tried to assert that they have the “better way,” but the only company they have overseen in this sector went into bankruptcy.  And the only source of industry experience they can cite is Dennis Reilley, a member of Trian’s advisory board who is also a director of our competitor, The Dow Chemical Company. This creates an unacceptable competitive risk. Trian’s proxy fight has targeted the leadership of DuPont’s board to introduce instability in the hope of effecting their agenda.  They have launched an extended campaign of misinformation and distortion to try to undermine the Company’s strong track record.  Trian is not the right answer for DuPont or its shareholders. As a DuPont shareholder, you have a powerful voice in this matter.  Your choice is clear: support us on our path to continued value creation, overseen by a world-class Board that includes two new change agents specifically chosen for their operating experience and records of value creation; or allow Trian to displace our Board’s accomplished leadership in order to pursue the same brand of short-term financial engineering that Trian has applied to much simpler businesses in the consumer and retail sectors.  Advancing their value-destructive breakup of DuPont would derail today’s progress and destroy the enormous opportunity ahead.  Your Board and management are determined to prevent the negative and far-reaching effects on our shareholders, customers, employees and the communities in which we operate. There is only one week remaining before the 2015 Annual Meeting of Shareholders.  The only way to ensure the strongest future for DuPont is to vote the WHITE proxy card “FOR” ALL 12 of DuPont’s directors today. We have critical work to continue on your behalf, and we look forward to meeting and exceeding your expectations in the months and years ahead. Thank you. Sincerely, ELLEN KULLMAN Chair of the Board and Chief Executive Officer For more information, please visit www.dupontdelivers.com.

USE OF NON-GAAP MEASURES:
This letter to shareholders contains certain non-GAAP measurements that management believes are meaningful to investors because they provide insight with respect to operating results of the company and additional metrics for use in comparison to competitors. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies. This data should be read in conjunction with previously published company reports on Forms 10-K, 10-Q, and 8-K. These reports, along with reconciliations of non-GAAP measures to GAAP are available on the Investor Center of www.dupont.com under Key Financials & Filings. Reconciliations of non-GAAP measures to GAAP are provided below.

RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

RECONCILIATION OF ADJUSTED OPERATING EPS	2014	2008
EPS from continuing operations (GAAP)	3.90	2.28
Add: Significant Items	0.01	0.42
Add: Non-Operating Pension & OPEB Costs /(Credits)	0.10	(0.28)
Operating EPS (Non-GAAP)	4.01	2.42
Less: Performance Chemicals[(a),(b)]	0.82	0.59
Less: Pharma[(c)]	0.02	0.73
Adjusted Operating EPS (excluding Performance Chemicals, Pharma) (Non-GAAP)	**3.17**	**1.10**

(a) Prior periods reflect the reclassifications of Viton® fluoroelastomers from Performance Materials to Performance Chemicals.

(b) Performance Chemicals operating earnings assumes a base income tax rate from continuing operations of 19.2% and 20.4% for 2014 and 2008, respectively.

(c) Pharma operating earnings assumes a 35% tax rate.

SEGMENT SALES (dollars in millions)

	2014	2008
Total Segment Sales[(a)]	35,011	26,499
Less: Performance Chemicals[(b)]	6,497	6,245
Less: Other	5	160
Total Segment Sales (excluding Performance Chemicals and Other)	**28,509**	**20,094**

(a) Segment sales includes transfers.

(b) Prior periods reflect the reclassifications of Viton® fluoroelastomers from Performance Materials to Performance Chemicals.

FORWARD LOOKING STATEMENTS
This document contains forward-looking statements which may be identified by their use of words like "plans," "expects," "will," "believes," "intends," "estimates," "anticipates" or other words of similar meaning. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures and financial results, are forward looking statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company's control. Some of the important factors that could cause the company's actual results to differ materially from those projected in any such forward-looking statements are: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; ability to respond to market acceptance, rules, regulations and policies affecting products based on biotechnology; significant litigation and environmental matters; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, weather events and natural disasters; ability to protect and enforce the company's intellectual property rights; successful integration of acquired businesses and separation of underperforming or non-strategic assets or businesses and successful completion of the proposed spinoff of the Performance Chemicals segment including ability to fully realize the expected benefits of the proposed spinoff. The company undertakes no duty to update any forward-looking statements as a result of future developments or new information.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
DuPont has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the "SEC") with respect to the 2015 Annual Meeting. DUPONT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. DuPont, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from DuPont stockholders in connection with the matters to be considered at DuPont's 2015 Annual Meeting. Information about DuPont's directors and executive officers is available in DuPont's definitive proxy statement, filed with the SEC on March 23, 2015, for its 2015 Annual Meeting. To the extent holdings of DuPont's securities by such directors or executive officers have changed since the amounts printed in the proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and, to the extent applicable, will be updated in other materials to be filed with the SEC in connection with DuPont's 2015 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by DuPont with the SEC free of charge at the SEC's website at www.sec.gov. Copies also will be available free of charge at DuPont's website at www.dupont.com or by contacting DuPont Investor Relations at (302) 774-4994.

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1 Represents cumulative share repurchases and dividends paid. Calculated from 12/31/08 – 12/31/14.

2 Adjusted operating EPS compound annual growth rate is calculated from 12/31/08 –12/31/14 and is defined as diluted earnings per share from continuing operations excluding non-operating pension/OPEB costs, significant items, Performance Chemicals and Pharma. As required under U.S. GAAP, EPS from continuing operations excludes Performance Coatings for all periods presented. Reconciliations of non-GAAP measures to GAAP are included above.

3 Segment sales include transfers and exclude Performance Coatings, Performance Chemicals and Other; Compounded Annual Growth Rate (CAGR) is calculated from 12/31/08 –12/31/14.

4 Total Shareholder Return measured from 12/31/08 – 12/31/14. Calculated as the appreciation or depreciation of share price, plus any dividends, over a given period, expressed as a percentage of the share's value at the beginning of the period. Assumes dividends are re-invested at the closing price applicable on the ex-dividend date. Source: Datastream.

Each and Every Vote is Important! Shareholders with questions about how to vote their shares may contact: INNISFREE M&A INCORPORATED Shareholders Call Toll-Free: (877) 750-9501 Banks and Brokers Call Collect: (212) 750-5833 REMEMBER: We urge shareholders to simply discard any “gold” proxy card they may receive from Trian. Submitting a vote on the gold proxy card — even if shareholders “withhold” on Trian’s nominees — will revoke any vote previously submitted on DuPont’s WHITE proxy card.  The best way to support the DuPont Board is to vote using ONLY the WHITE proxy card.